Exhibit 99.1

GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER 2016 RESULTS

December 2, 2016 (PRIME NEWSWIRE)—Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the quarter ended September 30, 2016 increased 79.3% to $14.8 million compared to $8.2 million for the quarter ended September 30, 2015. Gross margin as a percentage of net revenue increased 80.3% to 24.7% for the quarter ended September 30, 2016 from 13.7% for the quarter ended September 30, 2015. The increase in gross margin was due to increased production resulting in better overhead absorption.

Income from operations for the quarter ended September 30, 2016 was $1.0 million compared to loss of $(1.0) million for the quarter ended September 30, 2015. The Company had non-operating income of $0.3 million for the quarter ended September 30, 2016 compared to a non-operating loss of $(3.1) million for the quarter ended September 30, 2015. The Company had a tax benefit of ($0.4) million for the quarter ended September 30, 2016 compared to a tax benefit of $(1.9) million for the quarter ended September 30, 2015. Net income for the quarter ended September 30, 2016 was $1.7 million ($0.12 per basic and diluted share) compared to a net loss of $(2.2) million ($(0.15) per basic and diluted share) for the quarter ended September 30, 2015.

Net revenue for the year ended September 30, 2016 increased 78.4% to $70.0 million compared to $39.2 million for the year ended September 30, 2015. Gross margin as a percentage of net revenue increased to 25.0% for the year ended September 30, 2016 from 19.1% for the year ended September 30, 2015. The Company had operating income for the year ended September 30, 2016 of $7.8 million compared to an operating loss of $(0.8) million for the year ended September 30, 2015.

The Company had non-operating income of $1.6 million for the year ended September 30, 2016 compared to a non-operating loss of $(2.8) million for the year ended September 30, 2015. The effective income tax rate for fiscal 2016 was 25.1% versus a tax benefit of (48.7%) in fiscal 2015. The Company’s net income was $7.0 million ($0.49 per basic share and $0.48 per diluted share) for the year ended September 30, 2016, compared to a net loss of $(1.8) million ($(0.13) per basic and diluted share) for the year ended September 30, 2015.

At September 30, 2016 the Company had $104.1 million in cash and marketable securities, an increase of $8.6 million over the September 30, 2015 balance of $95.5 million. Net working capital was $115.2 million at September 30, 2016. The Company has no short or long term debt.

E.J. Elliott, Gencor’s Chairman, commented, “Our industry has been rejuvenated and Gencor’s results are reflecting it. Our fourth quarter 2016 revenues increased 79% which is on top of a 68% increase in revenues in the fourth quarter 2015. What is typically our slowest quarter from a revenue perspective, this year we experienced an improvement. Orders came in throughout the summer and customers were requesting deliveries into the fall and early winter months.

Gencor managed the 78% growth in fiscal 2016 revenues with good cost discipline. This resulted in an increase in both gross margins and operating margins for the quarter and fiscal year. Operating margins of 11% in fiscal 2016 reflect a significant improvement over recent years. Net profit margins of 10% in fiscal 2016 were also notable.

Backlog going into fiscal year 2017 reflects an improved order flow which we expect to continue as the FAST Act has provided the secured funding that the industry needs. Our backlog at September 30, 2016 of $43 million represents a 131% increase from a year ago. Order inquiry for our equipment across all regions of the country continues to be promising.

Our efficient operations and cost discipline should result in fiscal 2017 operating margins that continue to reflect the margin improvements we realized in fiscal 2016.

In fiscal 2016 Gencor increased manufacturing headcount by 30% and continues to actively hire to meet production demands at both our Iowa and Florida facilities.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2016: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000